Exhibit 23.2

[CAWLEY, GILLESPIE & ASSOCIATES, INC.  LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2008.  We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2008, 2007 and 2006.  We further consent to the incorporation by reference thereof into Whiting Petroleum Corporation’s Registration Statements on Form S-8 (Registration No. 333-111056), Form S-4 (No. 333-121614) and Form S-3 (Nos. 333-133889 and 333-147543-01).

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.

February 25, 2009